Exhibit 18.1

August 12, 2005

Board of Directors

Whittier Energy Corporation

333 Clay Street, Suite 1000

Houston, Texas  77002

Dear Board of Directors:

As stated in notes 1 and 8 to the consolidated financial statements of Whittier Energy Corporation and Subsidiaries (the “Company” or “Whittier”) for the interim period ended June 30, 2005, the Company changed its accounting policy for oil and gas properties to the full cost method of accounting from the successful efforts method of accounting.  Management believes the newly adopted accounting principle is preferable in the circumstances because of the following reasons:

•                  Subsequent to the acquisition of RIMCO Production Company, Inc. (“RIMCO”), Whittier will be much more focused on exploration activities. The full cost method of accounting was principally designed to provide a better matching of costs and revenues for smaller oil and gas companies actively engaged in the exploration and development of oil and gas;

•                  Following the acquisition of RIMCO, Whittier’s prospect generation and exploration efforts will play a strategic role in how the Company intends to increase stockholder value.

•                  The majority of Whittier’s peer group utilizes the full cost method. Management believes the change will improve the comparability of Whittier’s financial statements to its peers.

At your request, we have reviewed and discussed with management the circumstances, business judgment, and planning that formed the basis for making this change in accounting principle.

It should be recognized that professional standards have not been established for selecting among alternative principles that exist in this area or for evaluating the preferability of alternative accounting principles.  Accordingly, we are furnishing this letter solely for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, and it should not be used or relied on for any other purpose.

Based on our review and discussion, we concur with management’s judgment that the newly adopted accounting principle is preferable in the circumstances. In formulating this position, we are relying on management’s business planning and judgment, which we do not find unreasonable.

We have not audited any consolidated financial statements of Whittier Energy Corporation and Subsidiaries as of any date or for any period subsequent to December 31, 2004.  Accordingly, we are unable to express an opinion on whether the method of accounting for the effect of the change is in conformity with accounting principles generally accepted in the United States of America or if the financial information included in Part I of this Form 10-QSB is fairly presented.

Very truly yours,

/s/ Grant Thornton LLP